Exhibit 99.1

FLEETWOOD REPORTS THIRD QUARTER FISCAL 2006 EARNINGS

Riverside, Calif., March 9, 2006 — Fleetwood Enterprises, Inc. (NYSE:FLE), one of the nation’s leading producers of recreational vehicles and manufactured housing, announced today its earnings for the fiscal 2006 third quarter and first nine months ended January 29, 2006. Consolidated revenues for the quarter were $583.9 million, up 15 percent from $509.2 million in last year’s third quarter. Income from continuing operations totaled $4.7 million or $0.08 per diluted share compared to a loss from continuing operations of $44.5 million or $0.80 per diluted share in the third quarter of the prior year. Net income, which included discontinued operations, was $1.4 million or $0.02 per diluted share compared to a net loss of $54.7 million or $0.99 per diluted share in last year’s third quarter.

“We are very pleased to report positive results in a quarter that is typically seasonally weak,” said Elden L. Smith, Fleetwood’s president and chief executive officer. “Our financial improvement was largely due to orders related to disaster relief and, to a lesser extent, the benefits of our ongoing operational and organizational changes.”

For the first nine months of fiscal 2006, consolidated revenues edged up 1 percent to $1.83 billion compared with $1.81 billion for the same period last year. The loss from continuing operations for the first nine months of fiscal 2006 was $8.9 million or $0.15 per diluted share compared with a loss of $16.7 million or $0.30 per diluted share in the same period of fiscal 2005. The net loss in the first nine months of fiscal 2006 was $30.1 million or $0.52 per diluted share compared with a net loss of $41.0 million, or $0.74 per diluted share for the same period last year.

Substantially all of the Company’s manufactured housing retail business was sold in the second quarter of the current fiscal year. The prior year third quarter consolidated revenues excluded $29.9 million in intercompany sales of manufactured homes to the Company’s former retail stores, while the current quarter had none. Year to date, $100.3 million of intercompany sales were excluded in the prior year versus $25.6 million in the current year.

Housing Group Results

The Housing Group generated operating income of $13.1 million in the third quarter compared to an operating loss of $4.4 million in the same quarter of the prior year. Quarterly revenues for the Group grew 14 percent to $208.8 million from $183.7 million in last year’s third quarter. The third quarter included revenues of approximately $57 million from the sale of homes for disaster relief, while similar orders last year were completed in the second quarter.

For the first nine months of the fiscal year, Housing Group revenues grew 8 percent to $638.1 million from $593.3 million in the prior year period. During the same period, operating income climbed to $32.3 million, a 141 percent improvement compared with $13.4 million in the first nine months of last year.

“We are optimistic about the long-term prospects for our Housing Group,” Smith said, “but somewhat cautious about the short-term. During the third quarter we enjoyed tremendous efficiencies from building the same FEMA-specified home in sustained production runs in plants that otherwise would have been under-utilized. This production, however, completed our contract commitment for disaster relief units. Eventually, we expect the need for replacement housing in the Gulf Coast region will provide us with the opportunity to build a sizable number of homes for our traditional manufactured housing customers, as well as new buyers who are looking for a faster, more cost-effective way to replace their site-built homes. Nonetheless, the timing is uncertain, in that most of the area is still in the process of cleaning up, and rebuilding has been further delayed by insurance claim processing and floodplain mapping.

“Demand across the country varies by region, with areas of strength in parts of the Southwest, relative stability in the Southeast and general weakness elsewhere,” Smith continued. “The first house was completed at our new plant in Southern California subsequent to the end of the quarter. The plant, as it gains momentum, will enable us to better meet demand in this region. We are encouraged by the response to our new regionally focused products from both dealers and consumers, and anticipate that these recently introduced homes will position us for market share gains in coming quarters.”

RV Group Results

The RV Group earned $3.8 million in operating income for the third quarter, compared to an operating loss of $33.5 million in the comparable period of the prior year. Revenues for the Group increased 7 percent to $365.3 million in the quarter compared with $342.6 million in the same period of the prior year. Sales of FEMA trailers in the third quarter of fiscal 2006 and 2005 were $72 million and $9 million, respectively.

The third quarter’s positive results were driven by a surge in operating income in the travel trailer division, partially offset by losses in the motor home and folding trailer divisions. The travel trailer division earned $11.2 million in the quarter on sharply higher revenues, compared to an operating loss of $16.2 million in the third quarter last year. Operating losses for the folding trailer division narrowed to $3.3 million from $18.2 million last year, which included a charge related to the $14.6 million adverse judgment in the Coleman litigation. The motor home division incurred an operating loss of $4.1 million compared to operating income of $0.9 million in the prior year, primarily due to a 22 percent drop in revenues.

The Group reported an operating loss of $2.0 million for the first nine months of fiscal 2006 on revenues of $1.18 billion, compared with an operating loss of $9.3 million on revenues of $1.28 billion in the comparable period last year.

“Travel trailer operations benefited significantly from producing a large number of nearly identical units for FEMA,” Smith said. “Efficiencies associated with the increased volume and consistency of production provided the improvement in overall margins. We had begun to see the positive impact during the second quarter, but realized the full advantage in the third quarter. We will build approximately 2,500 more FEMA trailers during the fourth quarter. With lower volume anticipated in the fourth quarter, we expect that gross margins in the travel trailer division will more closely approximate those of the second quarter rather than the third quarter. We are enjoying strong backlogs for our conventional travel trailers, which we attribute partly to production deferred from the third quarter due to the FEMA contract, and partly to the acceptance of new products that have been introduced over the last several months.

“The past month has not changed our ‘cautiously optimistic’ view on the spring selling season,” Smith continued. “We continue to see relatively soft motor home sales, but good traffic at most of the early RV shows. Travel trailers are moving at a faster clip, which leads us to believe that the primary concern among potential RV buyers continues to be fuel prices. If history is any indication, we anticipate that as fuel prices stabilize, we will see a rebound in motor home sales.”

Discontinued Operations

Discontinued operations, which include the manufactured housing retail and financial services businesses, the majority of the assets of which were sold in the second quarter, incurred a loss of $3.3 million or $0.06 per diluted share in the third quarter, compared to a loss of $10.2 million or $0.19 per diluted share in the comparable period last year. Costs include general and administrative expenses associated with the wind-down and closure of the operations. These expenses are expected to decline significantly in the fourth quarter.

Subsequent Events

On February 15, 2006, subsequent to the end of the quarter, the Company paid the outstanding cumulative deferred obligation on its 6% convertible trust preferred securities, as well as the current distribution due on that date, for a total of approximately $61.9 million. Elevated accounts receivable at the end of the quarter were the result of the high level of FEMA sales, which have a protracted collection period compared to our more traditional business.  Since the end of the quarter, a large majority of the FEMA-related receivables outstanding at the end of the third quarter have been collected.

Corporate Outlook

“Because of the soft markets for both motor homes and manufactured housing, we do not believe that results for the fourth quarter will change significantly from those of the third quarter,” Smith concluded. “As we have noted, most of the FEMA orders have been completed. We continue to focus on cost controls, while providing a better customer experience by pushing decisions and accountability regarding product, sales and service further down into the organization. Finally, we believe that our optimism for improved financial results over the longer term is well founded on our reputation for value, our enhanced ability to respond to market trends, and the excellent consumer demographics in both of our industries.”

The Company will host a conference call with interested parties at 10:30 a.m. PST/1:30 p.m. EST on Thursday, March 9, 2006. The call will be broadcast live over the Internet at www.streetevents.com, www.earnings.com, and the Company’s website, www.fleetwood.com under Company Information.

About Fleetwood

Fleetwood Enterprises, Inc. is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company’s products; the potential impact on demand for Fleetwood’s products as a result of changes in consumer confidence levels; the effect of global tensions, fuel prices and other factors on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; availability and pricing of raw materials and components; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; and the Company’s ability to obtain financing needed in order to execute its business strategies. Actual results, events and performance may differ materially.